Exhibit 99.1

For Immediate Release

Cushman & Wakefield Successfully Completes Term Loan Repricing; Prepays $50 million of Total Debt Outstanding

CHICAGO, April 9, 2024 – Cushman & Wakefield (NYSE: CWK) today announced that it has successfully completed a repricing of $1.0 billion of its Term Loan (“Term Loan”) due 2030. The repricing reduces the applicable interest rate on the $1.0 billion of Term Loan issued in August 2023 by 25bps from Term SOFR plus 4.00% to Term SOFR plus 3.75%. There are no changes to the maturity of the Term Loan following this repricing and all other terms are substantially unchanged. Additionally, the Company announced that during the first quarter it elected to prepay $50 million of its Term Loan due 2025. The Company estimates that the repricing and optional prepayment of debt will produce cash interest expense savings of approximately $6 million annually.

“These recent successful debt transactions highlight our strengthened balance sheet and improved free cash flow conversion, creating increased flexibility as we continue to execute on our strategic priorities,” said Neil Johnston, Chief Financial Officer. “We were very pleased with the strong market demand and lender support for our Term Loan repricing.”

About Cushman & Wakefield

Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2023, the firm reported revenue of $9.5 billion across its core services of property, facilities and project management, leasing, capital markets, and valuation and other services. It also received numerous industry and business accolades for its award-winning culture and commitment to Diversity, Equity and Inclusion (DEI), sustainability and more. For additional information, visit www.cushmanwakefield.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts, and you can often identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “strives,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “goal,” “projects,” “forecasts,” “shall,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity.

There are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. You should not place undue reliance on any forward-looking statements and should consider the factors discussed in Cushman & Wakefield’s annual report on Form 10-K for the year ended December 31, 2023, including those discussed under “Item 1A—Risk Factors” therein.

The forward-looking statements included in this press release are made as of the date hereof, and except as required by law, Cushman & Wakefield undertakes no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release.

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MEDIA CONTACT:

Aixa Velez Corporate Communications +1 312 424 8195 aixa.velez@cushwake.com